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                                                                    EXHIBIT 99.9

                              M E M O R A N D U M

TO:       Denis Liptak

CC:       Diane Tormey

DATE:     May 20, 1999

SUBJECT:  Bonus
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     It is agreed that for remaining past May 15 and assisting in the Broadview activities, you will receive your third and fourth quarter bonuses in their entirety for a total of $25,000. It is agreed that you will remain until June 11 or when the activities cease, whichever occurs first.

                                        Jonathan Crane